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                                                                    EXHIBIT 21.1

  The subsidiaries of COPE, Inc. are COPE Holding AG and the wholly-owned subsidiaries of COPE Holding AG: COPE AG, a Swiss stock corporation, COPE GmbH, a German stock corporation, COPE GesmbH, an Austrian stock corporation, and Hicomp Software Systems GmbH, a German stock corporation